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                                                                   EXHIBIT 10.13

                             PURE RESOURCES, INC.
                               500 West Illinois
                             Midland, Texas 79701


                                  May 9, 2001


Union Oil Company of California
2141 Rosecrans Avenue, Suite 4000
El Segundo, California 90245
Attention: Mr. Terry Dallas, Chief Financial Officer

     Re:  Pure Resources, Inc. - Business Opportunities Agreement

Ladies and Gentlemen:

     Reference is made to the Business Opportunities Agreement (the "Agreement") dated as of December 13, 1999 among Union Oil Company of California ("Union Oil"), Pure Resources, Inc. (formerly named Titan Resources Holdings, Inc.) (the "Company"), TRH, Inc., and Titan Exploration, Inc. Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Agreement. The Agreement was entered into to address certain legal requirements and concerns as well as for certain practical business purposes. Although this letter does request a limited waiver of the Agreement, we wish to make it clear that we understand that the Agreement will remain in effect after any grant of a limited waiver and that we will continue to remain focused on the business we conduct in the Designated Area and any other area that you may permit us to operate in pursuant to this or any other limited waiver.

     Pursuant to Section 1 of the Agreement, the Company agreed that, except with the consent of Union Oil (which it may withhold in its sole discretion), neither the Company nor its subsidiaries will engage in any business other than the E&P Business and none of them will pursue any business opportunity that involves any direct or indirect ownership interest in any properties located outside the Designated Area.

     On January 30, 2001, you granted the Company a limited waiver of the Agreement in connection with a transaction that resulted in the Company's owning certain of the Assets (as defined below) and a majority of the partnership interests in a limited partnership (the "Partnership") that owns certain of the Assets (as defined). As used in this letter, "Assets" means certain oil and gas fee mineral interests, royalty interests, oil and gas leasehold interests and related contracts and assets located in Alabama, Arkansas, Florida, Louisiana, Mississippi, Oklahoma, Texas and the offshore area of the Gulf of Mexico (with limited holdings located in Michigan, New Mexico, New York, North Dakota, Pennsylvania and Wyoming) previously owned by International Paper Company or its affiliates (collectively, the "Assets").
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May 9, 2001
Page 2

     As contemplated at the time the January 30, 2001 limited waiver was given, you and the Company have been engaged in discussions regarding a broader waiver. In connection therewith, notwithstanding Section 1 or any other provision in the Agreement, we hereby request your limited waiver and consent:

     (a) to the Company's (and its subsidiaries') pursuing and engaging in the E&P Business on or within the continental United States (the "Onshore Extended Business"); and

     (b) subject to the terms and conditions set forth below, to the Company's (and its subsidiaries') pursuing and engaging in the E&P Business within the colored areas indicated on the map attached to this letter as Annex A, including direct or indirect ownership interests in properties located within any of such areas (the "Offshore Extended Business"); provided, however, that the term Offshore Extended Business shall not include E&P Business that both (1) does not arise out of the ownership by the Company or one of its subsidiaries of partnership or other interests in a partnership or program identified on Annex B and (2) relates to a prospect with gross unrisked reserve target potential of less than 20 Bcf.

     By signing below, Union Oil hereby (1) evidences its limited waiver of the application of the Agreement's restrictions to the Onshore Extended Business and the Offshore Extended Business and (2) acknowledges that neither the Onshore Extended Business nor the Offshore Extended Business shall be deemed a breach or violation of the Agreement. Notwithstanding the foregoing, the limited waiver that Union Oil grants hereby with respect to the Offshore Extended Business shall expire and terminate on March 31, 2003 if Union Oil notifies the Company in writing at any time in the month of September, 2002, that this limited waiver shall so terminate and that Union Oil will not extend the effective period of such limited waiver beyond March 31, 2003. If Union Oil notifies the Company in writing, during the month of September, 2002, that the limited waiver for Offshore Extended Business shall be extended beyond March 31, 2003, such limited waiver will be so extended for the period of time set forth in Union
Oil's notification.   Union Oil's right to so notify the Company to either
terminate or extend the limited waiver for Offshore Extended Business may be exercised in its sole discretion.

     We hereby acknowledge that if you grant the limited waiver requested above or any more restrictive waiver, that such limited waiver will only apply to the Onshore Extended Business and the Offshore Extended Business and in no way shall serve to waive any provision of the Agreement that may be applicable to future transactions or investments by the Company that are not included within the Onshore Extended Business or the Offshore Extended Business. Furthermore, nothing herein shall serve as a general waiver or be construed as amending or revising in any way the definition of "Designated Area" in the Agreement or any other provision of the Agreement.
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May 9, 2001
Page 3

     By signing below, Union Oil also agrees that the provisions of the fifth paragraph (regarding a right of first refusal) of that certain letter agreement dated January 30, 2001 between the Company and Union Oil, which letter agreement contained a limited waiver of the Agreement, are hereby terminated and of no force or effect.

     As consideration for Union Oil's limited waiver as contemplated by this letter and the agreement in the preceding paragraph, the Company, on behalf of itself and its subsidiaries, subject to Union Oil's execution of this letter and a Mineral and Royalty Deed (the "Mineral Deed") in the form attached hereto as Annex C (or in such other form as is reasonably acceptable to the Company), hereby sells, assigns, conveys, transfers and delivers, as effective as of 7:00 a.m. local time on April 1, 2001 (the "Effective Time"), to Union Oil, all right, title and interest as described in the Mineral Deed of the Company (or its subsidiaries) in and to all the oil, gas and other minerals in and under and that may be produced from the lands identified in the Mineral Deed and/or Exhibit A thereto (the "Lands"), subject to any existing leases or contracts currently in existence which affect the Lands, without warranty of title of any kind whatsoever. Union Oil agrees, upon such conveyance, to assume and indemnify the Company (or its applicable subsidiary) for costs and liabilities relating to the ownership of the subject Lands in accordance with the terms set forth in the Mineral Deed. The transactions described in this paragraph are referred to below as the "Transfer."

     Provided that the Transfer occurs, appropriate adjustments shall be made between Union Oil and the Company (or its subsidiary) so that (i) Union Oil will receive all proceeds from sales of hydrocarbons (together with their constituent products and any other minerals produced in association therewith, "Oil and Gas") that are produced and saved from and after the Effective Time, net of all applicable production, severance, and similar taxes, and net of all costs and expenses that are incurred in the ownership or administration of the Lands from and after the Effective Time and (ii) the Company (or its subsidiary) will receive all proceeds from sales of Oil and Gas that are produced and saved for the period of the Company's (or it's subsidiary's) ownership of the Lands prior to the Effective Time, net of all applicable production, severance, and similar taxes, and net of all costs and expenses that are incurred in the ownership, operation or administration of the Lands prior to the Effective Time.

     The documents to effect the Transfer shall be in such forms as are reasonably acceptable to Union Oil and the Company. At the request of either party hereto and without further consideration, the other party hereto shall execute and deliver to such requesting party such instruments and documents and take such other action (but without incurring any material financial obligation) as such requesting party may reasonably request in order to consummate fully and effectively the Transfer.

     We hereby confirm that the Transfer has been approved by a majority of the independent/outside directors of the Company.
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May 9, 2001
Page 4

     By signing below, you agree that nothing in this letter terminates or revokes any prior waiver of the Agreement previously granted by you.

     Please sign this letter in the space below, fax a signed copy to Joe Dannenmaier of Thompson & Knight L.L.P. (fax 214/ 969-1751) and return the signed original to Pure Resources, Inc. c/o Joe Dannenmaier, Thompson & Knight L.L.P., 1700 Pacific Avenue, Suite 3300, Dallas, Texas 75201.

                                    Very truly yours,

                                    PURE RESOURCES, INC.


                                    By:  /s/ Jack Hightower
                                      ---------------------------------------
                                        Jack D. Hightower,
                                        President and Chief Executive Officer

Accepted and agreed to:


UNION OIL COMPANY OF CALIFORNIA


By: /s/ Terry Dallas
    -----------------------------------
    Name:   Terry G. Dallas
    Title:  Executive Vice President
            and Chief Financial Officer
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May 9, 2001
Page 5

                                    Annex B


1.  T3D Partnership.  Texas 3D Ventures, L.P., formed pursuant to Agreement of
    ---------------
    Limited Partnership entered into as of April 1, 1995 by and among Houston Energy, Inc. (formerly Houston Energy & Development, Inc.), as general partner, and IP Petroleum Company, Inc. et al, as limited partners, as amended.

2.  T3D Program.  Program Agreement dated effective April 1, 1995 by and between
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    Texas 3D Ventures, L.P. and IP Petroleum Company, Inc., et al, as amended and restated effective October 1, 1999.

3.  LOV Program.  Program Agreement dated effective January 1, 1994, by and
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    between Louisiana Offshore Ventures II and IP Petroleum Company, Inc., et
    al, as amended and restated effective October 1, 1999.

4.  El-Can Program.  Agreement dated effective May 1, 2000, by and between Andex
    --------------
    Resources, L.L.C., El-Can Exploration, Inc. and IP Petroleum, Inc.